                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON  DC  20549


                                   __________


                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       ALL AMERICAN COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                   Delaware
         (State or Other Jurisdiction of Incorporation or Organization)

                                  95-3803222
                      (I.R.S. Employer Identification No.)

             2114 Pico Boulevard, Santa Monica, California  90405
              (Address of Principal Executive Offices) (Zip Code)

          All American Communications, Inc. 1994 Stock Incentive Plan
                            (Full Title of the Plan)

 Thomas Bradshaw, Senior Executive Vice President and Chief Financial Officer,
      All American Communications, Inc., 2114 Pico Boulevard, Santa Monica,
                                California 90405
                      (Name and Address of Agent For Service)

                                (310) 450-3193
          Telephone Number, Including Area Code, of Agent For Service


                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                   Proposed              Proposed
       Title of                                     Maximum               Maximum
      Securities              Amount               Offering              Aggregate             Amount of
        to be                  to be               Price Per             Offering            Registration
      Registered            Registered               Share                 Price                  Fee
-------------------------------------------------------------------------------------------------------------
    Common Stock,
     $.0001 par             1,250,000            $11.5625(1)         $14,453,125(1)          $2890.63(1)
       value
=============================================================================================================

(1) The offering price has been computed pursuant to Rules 457(c) and 457(h)(1) promulgated under the Securities Act of 1933, as amended, upon the basis of the bid and ask prices of the Common Stock reported by the National Association of Securities Dealers, Inc. Automated Quotation System Small Cap Market on November 16, 1995.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, or portions thereof, are incorporated herein by reference:

         1. All American Communications, Inc. (the "Company") Annual Report Form 10-K for the year ended December 31, 1994.

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

         5.      The Company's Current Report on Form 8-K dated October 12,
1995.

         6. The description of the Company's common stock, $.0001 par value, contained in Item 1 of the Company's Form 8-A for Registration of Certain Classes of Securities filed with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on March 20, 1986, as amended on April 11, 1986.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.





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
ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under
Section 145.

         Article IV of the Bylaws provides, in substance, for the indemnification of directors and officers of the Company to the fullest extent permitted by Delaware law. The Company has obtained an insurance policy in the amount of $5,000,000 in respect of potential liabilities of its officers and directors, including potential liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

4.2 All American Communications, Inc. 1994 Stock Incentive Plan (incorporated by reference to the same numbered exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30,
         1994).

5.1      Opinion of Kaye, Scholer, Fierman, Hays & Handler.

23.1     Consent of Ernst & Young LLP.

23.2     Consent of Kaye, Scholer, Fierman, Hays & Handler (filed as part of
         Exhibit 5.1 hereto).

24.1     Power of Attorney (included in the signature page hereto).

ITEM 9.  UNDERTAKINGS.

         The Company hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (4) that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against pubic policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 16th day of November, 1995.

                                           ALL AMERICAN COMMUNICATIONS, INC.
                                                      (Registrant)


                                           By /s/ Anthony J. Scotti
                                             __________________________________
                                             Title:  Anthony J. Scotti
                                                     Chief Executive Officer

                               POWER OF ATTORNEY

         BE IT KNOWN TO ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Anthony J. Scotti and Thomas Bradshaw and each of them acting alone, his lawful attorney-in-fact or agent, with full powers of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

       Signature                              Title                              Date
       ---------                              -----                              ----


/s/ Anthony J. Scotti             Chairman of the Board                      November 16, 1995
____________________________      Chief Executive Officer
Anthony J. Scotti                 (principal executive officer)

/s/ Thomas Bradshaw               Director, Chief Financial Officer          November 16, 1995
____________________________      and Treasurer
Thomas Bradshaw                   (principal accounting officer)

/s/ Eugene P. Beard                          Director                        November 16, 1995
____________________________
Eugene P. Beard

/s/ Lawrence E. Lamattina                    Director                        November 16, 1995
____________________________
Lawrence E. Lamattina

____________________________                 Director                        November __, 1995
Gordon Luce

/s/ R. Timothy O'Donnell                     Director                        November 16, 1995
____________________________
R. Timothy O'Donnell

/s/ David A. Mount                           Director                        November 16, 1995
____________________________
David A. Mount

/s/ Myron I. Roth                            Director                        November 16, 1995
____________________________
Myron I. Roth

/s/ Benjamin J. Scotti                       Director                        November 16, 1995
____________________________
Benjamin J. Scotti

/s/ Sydney D. Vinnedge                       Director                        November 16, 1995
____________________________
Sydney D. Vinnedge

                                 EXHIBIT INDEX

EXHIBIT                   DOCUMENT NAME                                      PAGE NUMBER
4.2              All American Communications, Inc. 1994 Stock Incentive
                 Plan (incorporated by reference to the same numbered exhibit to the Company's Quarterly Report on Form 10-Q for the
                 quarter ended June 30, 1994).

5.1              Opinion of Kaye, Scholer, Fierman, Hays & Handler.

23.1             Consent of Ernst & Young LLP.

23.2             Consent of Kaye, Scholer, Fierman, Hays & Handler
                 (filed as part of Exhibit 5.1 hereto).

24.1             Power of Attorney (included in the signature page hereto).